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                                                                   Exhibit 10.4

                  CYNET, Incorporated and Robert P. Demyanovich

                              EMPLOYMENT AGREEMENT

Agreement dated this 9th day of May, 2001 by and between Robert P. Demyanovich, who resides at 1301 East Fourth, Royal Oak, Michigan 48067 ("Executive") and CYNET, Incorporated, having an office at 12777 Jones Road., Ste. #400 Houston, Texas 77070 the ("Company").

WHEREAS the Company desires to employ Executive as President and Chief Operating Officer (COO), and Executive desires to accept employment with the Company, subject to the terms and conditions hereinafter set forth and subject to ratification by the Company's Board of Directors;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1. Period of Employment. The Company shall employ Executive, and Executive shall serve the Company during the period commencing on the 9th of May 2001 and continuing through and including the 9th of May, 2006, the date of Executive's voluntary resignation from employment with the Company or the date the Company terminates Executive's employment for cause (the "Term"). The Term shall automatically be extended by one (1) additional year, unless, at least One Hundred Eighty (180) days prior to Seventh of May, 2006 or any anniversary thereafter, the Company shall deliver to Executive, or Executive shall deliver to the Company, written notice that the Term shall not be so extended.

2. Duties and Responsibilities.

(a) During the Term, Executive shall be employed by the Company as President & COO. During the Term, Executive shall, except during periods of vacation, sick leave, or other duly authorized leave of absence, devote his time, attention, skill, and ability to the faithful and diligent performance of such duties and the exercise of such powers as may from time to time be assigned to or vested in Executive by the Company's Board of Directors or by any officer of the Company superior to Executive

(b) During the Term, it shall not be a violation of this Agreement for Executive to serve as an officer or director of Mail2Media LLC or a director of a civic or charitable organization or committee, to perform speaking engagements, or to manage personal passive investments.


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(c) Executive's services shall be performed at the Company's offices in Houston,
TX or at any Mail2Media facilities as well as at such other locations and subject to such travel requirements as reasonably necessary to the performance of Executive's duties hereunder.

3. Compensation.

(a) During the Term, as compensation for services rendered hereunder and in consideration of this Agreement, the Company shall pay Executive a salary, in accordance with the Company's then-prevailing payroll practices, at the annual rate of $250,000 USD or such greater amount as the Company may from time to time and in its sole discretion determine.

(b) During the Term, as additional compensation, Executive or Executive's Trust shall receive one million (1,000,000) shares of Class A Stock within 10 days of signing this agreement. Within 10 days of the Company filing its form 10-Q or 10-K report with the Securities and Exchange Commission, the Company shall issue an additional one million (1,000,000) shares of Class A Stock to Executive if the Company reported positive EBITDA for the reporting quarter. Nevertheless, the Company shall not issue more than a cumulative amount of five million (5,000,000) shares to Executive pursuant to this subsection 3(b).

(c) During the Term, as additional compensation, Executive shall receive yearly "Bonus" compensation equal to five (5) percent of the EBITDA of Cynet, Inc for the prior calendar year and during the term of this agreement.

(d) During the Term, as additional compensation, Executive shall receive yearly "Stock Options" as defined within 30 days of this agreement.

(e) During the Term, as additional compensation, Executive shall be entitled to participate in and receive all benefits under any welfare benefit plan or program (including, without limitation, medical, dental, disability, group life (including accidental death and dismemberment) and business travel insurance plans and programs), any retirement savings plan or program (including, without limitation, 401(k) and pension), and such other perquisites of office as the Company may, from time to time and in its sole discretion, make available generally to employees of similar rank as Executive. Such participation shall be subject to the terms and conditions of such plans or programs, including, but not limited to, such generally applicable eligibility provisions as may be in effect from time to time.

(f) During the Term, as additional compensation, Executive shall be entitled to participate in the Company's Supplemental Executive Retirement Plan ("SERP") pursuant to the terms and conditions thereof.

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(g) The Company shall reimburse Executive for all reasonable, ordinary, and necessary business expenses incurred in the performance of Executive's duties hereunder in accordance with and subject to the terms and conditions of the Company's then-prevailing expense policy. As a condition precedent to obtaining such reimbursement, Executive shall provide to the Company any and all statements, bills, or receipts evidencing the expenses for which Executive seeks reimbursement, and such other related information or materials as the Company may from time to time reasonably require.

4. Termination. Unless Executive's employment is terminated pursuant to this Paragraph 4, the Company shall continue to employ Executive and Executive shall continue to serve the Company throughout the Term.

(a) This Agreement shall terminate automatically upon Executive's death.

(b) Upon Executive's "Disability", the payment of benefits under the Company's short-term and long-term disability insurance programs, if any, shall satisfy the Company's obligations under the foregoing Paragraph 3(a). For purposes of this Agreement, Executive shall be deemed to be under a disability if Executive shall be unable, by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever), to perform Executive's essential job functions hereunder, whether with or without reasonable accommodation, in substantially the manner and to the extent required hereunder prior to the commencement of such disability, for a period exceeding sixty (60) days. In the event Executive shall remain under a Disability for a period exceeding one (1) year, the Company shall have the right to terminate Executive's employment hereunder at the end of any calendar month during the continuance of such disability upon at least thirty (30) days prior written notice to Executive.

(c) The Company shall have the right to terminate Executive's employment at any time for "Cause". For purposes of this Agreement, Cause shall include: (i) material default or other material breach by Executive of Executive's obligations hereunder; (ii) failure by Executive to perform diligently and competently Executive's duties hereunder; or (iii) Executive's disability; or
(iv) misconduct, dishonesty, insubordination, or other act by Executive detrimental to the Company's good will or damaging to its relationships with its customers, suppliers, or employees, including, without limitation, (A) use of alcohol or illegal drugs such as to interfere with the performance of Executive's obligations hereunder, (B) conviction of a felony or of any crime involving moral turpitude,

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dishonesty, or theft, and (C) material failure by Executive to comply with applicable laws or governmental regulations. In the event of such termination and in accordance with Paragraph 4 below, the Company shall (i) pay Executive's cumulative salary through the date of termination, (ii) reimburse Executive for any and all unpaid reasonable expenses and (iii) pay any and all bonuses for which Executive has qualified and to which Executive is entitled through the date of the termination.

(d) The Company may terminate Executive's employment without Cause at any time and without prior notice. In the event of such termination, the Company shall
(i) pay Executive's cumulative salary for the remainder of the Term, the amount due and payable upon date of termination and (ii) continue Executive's participation, if any, in such group medical, hospitalization and dental plans or programs as were in place immediately prior to such termination, for a period equal to the remainder of the Term.

(e) Upon termination of Executive's employment pursuant to any of the foregoing Paragraphs 4(a), (b), (c), or (d), or upon expiration of the Term, any right or benefit accrued by Executive or to which Executive had become entitled pursuant to this Agreement prior to such termination or expiration (other than payment of salary with respect to periods after such termination or expiration), and any Company obligation with respect to any such right or benefit, shall not be extinguished by reason of such termination or expiration and, together with any salary earned but unpaid as of the date of termination or expiration and any unpaid reimbursable expenses outstanding as of such date, shall be paid to Executive or Executive's estate, less any outstanding amounts previously advanced by the Company to or on behalf of Executive.

(f) The payments and benefits (if any) required to be provided to Executive pursuant to this Paragraph 4 shall be in full and complete satisfaction of any and all obligations owing to Executive pursuant to this Agreement.

(g) The Executive shall have the right to terminate employment with the company at any time.. Nevertheless, Executive agrees to give reasonable notice to the Company prior to terminating his employment with the Company.

5. Confidential Information. During the Term, Executive shall not divulge or communicate to any person, corporation, governmental agency, or other entity (except in performing Executive's duties hereunder), or use for Executive's own purposes, any trade secret or confidential commercial information, or any other information, knowledge, or data of the Company or any Affiliate which is not generally known to the public and shall use Executive's best efforts to prevent the

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publication or disclosure by any other person or entity of any such secret, information, knowledge, or data. While Executive is employed by the Company, all documents and objects made, compiled, received, held, or used by Executive in connection with the business of the Company shall remain the Company's property, and shall be delivered by Executive to the Company upon the termination of Executive's employment, for whatever reason, or at any earlier time requested by the Company. It is understood that Executive shall retain ownership of Executive's personal property, including Executive's private papers not containing any trade secret or confidential commercial information, or any other information, knowledge, or data of the Company or any Affiliate.

6. Arbitration. Any dispute or controversy between the Executive and Company relating to this Agreement or relating to or arising out of Company's employment of the Executive, shall be settled by binding arbitration in the State of Texas, pursuant to the governing rules of the American Arbitration Association. Nevertheless, any request for injunctive relief relating to any dispute or controversy between the Executive and Company may be filed in the appropriate court of competent jurisdiction. Judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction.

7. Additional Obligations. During the Term, Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive's possession, and cooperate with the Company, as may reasonably be requested by the Company (and, after the Term, with due consideration for Executive's obligations with respect to any new employment or business activity) in connection with any litigation in which the Company is or may become a party. The Company shall reimburse Executive for all reasonable expenses incurred by Executive in fulfilling Executive's obligations under this Paragraph 10.

8. Entire Agreement. This Agreement represents the entire agreement between the Company and Executive with respect to Executive's employment with the Company, and supersedes and is in full substitution for any and all prior agreements or understandings, whether oral or written, relating to Executive's employment.

9. Amendment. This Agreement may not be canceled, changed, modified, or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in a written instrument signed by the Company and Executive. A provision of this Agreement may be waived only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.

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10. Assignment. This Agreement is binding on and for the benefit of the Company and Executive and their respective successors, heirs, executors, administrators, and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be sold, transferred, assigned, or pledged by the Company (except to an Affiliate) or by Executive without the prior written consent of the other. However, nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity which assumes this Agreement and all obligations and undertakings of the Company hereunder.

11. Interpretation and Severability. In the event any provision of this Agreement, or any portion thereof, is determined by any arbitrator or court of competent jurisdiction to be unenforceable as written, such provision or portion thereof shall be interpreted so as to be enforceable. In the event any provision of this Agreement, or any portion thereof, is determined by any arbitrator or court of competent jurisdiction to be void, the remaining provisions of this Agreement shall nevertheless be binding upon the Company and Executive with the same effect as though the void provision or portion thereof had been severed and deleted.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Texas, without application of its conflict or choice of law provisions.

13. Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first written above.

CYNET, Incorporated

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Vincent W. Beale, Sr.                          Date
Chairman & CEO

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Robert P. Demyanovich                          Date


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                  SCOPE OF SERVICES & DUTIES OF PRESIDENT & COO

1.1 The purpose of this Statement of Work Document is to outline Robert Demyanovich's and Cynet's day-to-day responsibilities and corporate responsibilities in his capacity as President and Chief Operating Officer of Cynet until such time as the Chief Executive Officer and the Board of Directors reduce to writing a more definitive Scope of Services. Any and all services and duties of the President are subject to the approval and review of Cynet's Chief Executive Officer and Board of Directors.

1.1 By June 30, 2001, structure a viable plan for the retirement of Cynet's $8 million dollar debt with a targeted goal of eliminating this debt during the initial term of this agreement.

1.2 Restructure the operations of Cynet, Inc. with a view toward making it profitable by 3rd and 4th quarter 2001 and continued profitability during the year 2002. Also, achieve sales goals expected to reach $250 million by the end of this agreement.

1.3 Make strategic alliances to improve the quality of Cynet's products and services sold or performed.

1.4 Raise additional working capital that will be needed to continue the day-to-day operations and expansion of the Cynet.

1.5 Hire, review, retain, evaluate and/or dismiss employees to ensure that Cynet's employee staff is effective and high quality in the marketplace.

1.6 Introduce additional products and services that would include, among other things, software, hardware, paper based mail, facsimile, Email advertising and processing, Internet web design & hosting, graphic design, system & programming, networking, data entry, data verification, ISP, VOIP, voice and video.

1.7 Retrain and expand current sales and customer service teams with sales presence in NYC, Washington DC, Chicago, Detroit, Cleveland, Boston, Miami, Dallas, Los Angeles, San Francisco and overseas.